                                                                   Exhibit 10.16



                           INDEMNIFICATION AGREEMENT


This Agreement is made and entered into as of the 20th day of October, 1995 by and among CMS Energy Corporation, a Michigan corporation ("CMS"), CMS Enterprises, Inc., a Michigan corporation ("Enterprises"), CMS NOMECO Oil & Gas Co., a Michigan corporation ("Nomeco"), CMS NOMECO International, Inc., f/k/a Walter International, Inc., a Texas corporation ("Walter"), Walter Congo Holdings, Inc., a Texas corporation ("Walter Holdings") and Walter International Congo, Inc., f/k/a Amoco Congo Exploration Company, a Delaware corporation ("Walter Congo").

RECITALS.

 1. An agreement (the "Amoco Tax Agreement") was entered into as of the 23rd day of February, 1995 by and among Amoco Corporation, an Indiana corporation ("Amoco"), Amoco Production Company, a Delaware corporation ("APC"), Walter, Walter Holdings, Walter Congo, Nuevo Energy Company, a Delaware corporation ("Nuevo"), the Congo Holdings Company, a Texas corporation ("Nuevo Holdings"), and Nuevo Congo Company, a Texas corporation ("Nuevo Congo").

 2. Pursuant to the Amoco Tax Agreement, Walter, Walter Holdings, Walter Congo, Nuevo, Nuevo Holdings and Nuevo Congo agreed to jointly and severally indemnify and hold harmless APC, its Affiliates and their respective directors, officers and employees from and against any and all Taxes, tax credits utilized, interest, penalties, cost of enforcement, and reasonable attorneys fees incurred in defending against any claim for Taxes, interest, penalties, or additional income or enforcement of the indemnification, if any, arising out of, or based upon, or with respect to any failure by Walter, Walter Holdings, Walter Congo, Nuevo, Nuevo Holdings or Nuevo Congo to comply with each and every obligation and covenant of the Amoco Tax Agreement (generally relating to the avoidance of a "Triggering Event" within the meaning of Treasury Regulation Section 1.1503-2).

 3. An agreement (the "CMS Tax Agreement") was entered into as of the 24th day of February, 1995 by and among Amoco, APC, CMS, Enterprises, Nomeco, Walter, Walter Holdings and Walter Congo.

 4. Pursuant to the CMS Tax Agreement, CMS, Enterprises, Nomeco, Walter, Walter Holdings and Walter Congo agreed to jointly and severally indemnify and hold harmless APC, its Affiliates and their respective directors, officers and employees from and against any and all Taxes, tax credits utilized, interest, penalties, cost of enforcement, and reasonable attorneys fees incurred in defending against any claim for Taxes, interest, penalties, or additional income or the enforcement of the indemnification, if any, arising out of, or based upon, or with respect to any failure by CMS, Enterprises, Nomeco, Walter, Walter Holdings, or Walter Congo, to comply with each and every obligation and covenant of the CMS Tax Agreement (generally relating to the avoidance of a "Triggering Event" within the meaning of Treasury Regulation Section 1.1503-2).

 5. An agreement (the "Guarantee Agreement") was entered into as of the 17th day of January, 1995 by and between Nomeco and APC whereby Nomeco agreed to guarantee certain of Walter's potential liabilities, including certain obligations of Walter under the Amoco Tax Agreement.

 6. The Amoco Tax Agreement was entered into as part of a transaction by which Walter Congo, a Congolese affiliate of APC, was acquired by an affiliate of Walter and Nuevo Congo, a Congolese affiliate of APC, was acquired by an affiliate of Nuevo (collectively, the "Initial Acquisitions"). The CMS Tax Agreement was entered into as part of a transaction by which, among other matters, CMS acquired Walter and then contributed the stock of Walter to Enterprises, followed by a contribution by Enterprises of the Walter stock to Nomeco (collectively the "Walter Acquisition").

 7. As a part of (a) the Initial Acquisitions and (b) the Walter Acquisition, Amoco, Walter, CMS and Nuevo (and certain of their respective affiliates) requested certain private letter rulings from the Internal Revenue Service dealing, generally, with whether (i) the tax losses resulting from the operations of APC's Congolese affiliates (and utilized by Amoco to reduce its United States federal income tax liability) constituted "dual consolidated losses" within the meaning of Section 1503(d) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation Section 1.1503-2(c)(5), and (ii) the various transactions relating to the Initial Acquisitions and the Walter Acquisition constituted "Triggering Events" within the meaning of Treasury Regulation
      Section 1.1503-2. Pursuant to the requests for private letter rulings described in the preceding sentence, Amoco, Walter, Nuevo, CMS and certain former shareholders of Walter submitted forms of closing agreements and protective closing agreements (collectively, the "Closing Agreements") for execution by the Internal Revenue Service and the appropriate taxpayers relating to the treatment of the Congolese losses as a result of the Initial Acquisitions and the transactions entered into pursuant to the Walter Acquisition, as well as certain agreements with respect to the utilization and treatment of such losses in the future. Although the Closing Agreements have not yet been entered into by the Internal Revenue Service or the appropriate taxpayers, it is contemplated that such agreements (subject to possible modification) will be entered into in the near future.

 8. The parties believe that it is appropriate for (a) CMS to indemnify Nomeco, Walter, Walter Congo and Walter Holdings against certain liabilities that such indemnified party may incur in the future under the Amoco Tax Agreement, the CMS Tax Agreement, the Guarantee Agreement or the Closing Agreements and for (b) Nomeco and Walter to indemnify CMS and Enterprises against certain liabilities that CMS or Enterprises may incur in the future under the CMS Tax Agreement or the Closing Agreements.


NOW, THEREFORE, in consideration of the premises and the respective covenants, agreements and conditions contained herein, the parties hereby agree as follows:

 1.   INDEMNITY

      A. If, as a result of (1) any event that occurs prior to the effective date of the initial consummation of the Nomeco initial public offering (the "Effective Date"), (2) an act or omission of CMS or any entity that controls, is controlled by, or is under common control with, CMS (other than Nomeco or any of its subsidiaries) taken on or after the Effective Date, or (3) an act or omission of Nomeco or any of its subsidiaries taken on or after the Effective Date with Consent (as defined below), a liability arises or is asserted to arise under the CMS Tax Agreement, the Amoco Tax Agreement or the Guarantee Agreement, then CMS agrees to indemnify and hold harmless Nomeco, Walter, Walter Holdings and/or Walter Congo, as they may be, against (1) any and all amounts which they are required to pay under the CMS Tax Agreement; (2) any amounts which Walter, Walter Holdings or Walter Congo are required to pay under the Amoco Tax Agreement not related to dual consolidated losses of Nuevo, Nuevo Holdings or Nuevo Congo; (3) any amounts which Nomeco is required to pay under the Guarantee Agreement not related to dual consolidated losses of Nuevo, Nuevo Holdings or Nuevo Congo; (4) any and all costs of enforcement of this indemnity (including reasonable attorney fees); and (5) all reasonable attorneys fees incurred in defending against any liability under the Amoco Tax Agreement, the Guarantee Agreement or the CMS Tax Agreement (including defending against any such liability by defending against any claim for taxes asserted by the Internal Revenue Service but not including defending against any liability related to dual consolidated losses of Nuevo, Nuevo Holdings or
           Nuevo Congo).   For purposes of this Agreement, Consent means
           approval of an action by the Board of Directors of Nomeco, which approval includes the affirmative vote of a majority of those members of the Board of Directors of Nomeco who are employees of CMS or any of its subsidiaries (other than Nomeco or any of its subsidiaries).

      B. If as a result of (1) any event that occurs prior to the Effective Date or (2) an act or omission of CMS or any entity that controls, is controlled by, or is under common control with, CMS (other than Nomeco or any of its subsidiaries) taken on or after the Effective Date or (3) an act or omission of Nomeco or any of its subsidiaries taken on or after the Effective Date with Consent, a liability arises or is asserted to arise under any of the Closing Agreements, then CMS agrees to indemnify and hold harmless Nomeco, Walter, Walter Holdings and Walter Congo against (1) any and all amounts payable by such indemnified party pursuant to the terms of the Closing Agreements; (2) any and all costs of enforcement of this indemnity (including reasonable attorneys fees); and (3) all reasonable attorneys fees incurred in defending against any claim for payments pursuant to the terms of the Closing Agreements.

      C. If, as a result of an act or omission of Nomeco or any of its subsidiaries taken on or after the Effective Date without Consent, a liability arises or is asserted to arise under the CMS Tax Agreement, then Nomeco agrees to indemnify and hold harmless CMS and Enterprises against (1) any and all amounts which they are required to pay under the CMS Tax Agreement; (2) all costs of enforcement of this indemnity (including reasonable attorney fees); and (3) all reasonable attorneys fees incurred in defending against any liability under the CMS Tax Agreement (including defending against any such liability by defending against any claim for taxes asserted by the Internal Revenue Service).

      D. If, as a result of an act or omission of Nomeco or any of its subsidiaries taken on or after the Effective Date without Consent, a liability arises or is asserted to arise under any of the Closing Agreements, then Nomeco agrees to indemnify and hold harmless CMS and Enterprises against (1) taxes and all amounts payable by CMS or Enterprises pursuant to the terms of the Closing Agreements; (2) all costs of enforcement of this indemnity (including reasonable attorneys fees); and (3) all reasonable attorneys fees incurred in defending against any claim for payments pursuant to the terms of the Closing Agreements.

      E. All indemnity payments hereunder shall be made on an "after-tax basis," and therefore shall be in an amount which, after subtraction of the amount of all federal, state and foreign taxes payable by the recipient thereof as a result of the receipt or accrual of such payment (the "Gross-Up Amount"), and after taking into account the reduction in federal, state and foreign taxes payable by the recipient as a result of allowable deductions for the payment or accrual of items included in the amount of the indemnity payable hereunder, shall be sufficient as of the date of payment to compensate the recipient for such indemnified event.

           The determination of the Gross-Up Amount payable with respect to an indemnified event shall be made by the recipient in the exercise of its reasonable judgment. Such recipient shall furnish the payor with a notice (the "Gross-Up Notice") setting forth the Gross-Up Amount so payable and, in reasonable detail, the computation of such amount. If reasonably requested by the payor in writing within 10 days of receipt of such Notice, such computation shall be subject to verification at the expense of the payor by the firm of independent certified public accountants which regularly reviews the recipient's financial statements, provided, however that the cost of such verification shall be at the cost of the recipient if such accountants determine that the Gross-Up Amount payable is less than 90% of the amount set forth in the Gross-Up Notice. Such verification which is made by such accountants in accordance herewith shall be conclusive absent manifest error.

 2.   RIGHTS OF INDEMNIFYING PARTY

      Upon the agreement to pay CMS or Enterprises in full any indemnified amounts hereunder, the indemnified party agrees to assign to Nomeco any and all rights which such party possesses as an indemnifying party (but not as an indemnified party) under the CMS Tax Agreement or as a payor under the Closing Agreements. To the extent that Amoco fails to recognize the assignment of any such rights under the CMS Tax Agreement, CMS agrees to exercise any such rights on behalf of, and as directed by, Nomeco. Upon the agreement to pay Nomeco, Walter, Walter Holdings or Walter Congo in full any indemnified amounts hereunder, the indemnified party agrees to assign to CMS any and all rights which such party possesses as an indemnifying party (but not as an indemnified party) under the Amoco Tax Agreement, the CMS Tax Agreement or the Guarantee Agreement (as the case may be) or as a payor under the Closing Agreements.

 3.   NOTICES

      A. CMS agrees to furnish to Nomeco promptly a copy of any notice received or delivered by CMS or any of its Affiliates under the CMS Tax Agreement or the Closing Agreements. Nomeco and Walter agree to furnish to CMS promptly a copy of any notice received or delivered by Nomeco or Walter or any of their Affiliates under the Amoco Tax Agreement, the CMS Tax Agreement or the Closing Agreements. Nomeco and Walter further agree to comply with the provisions of the first paragraph of
           Article 7 A of the CMS Tax Agreement as if Nomeco and Walter were referenced therein together with Amoco and CMS. CMS further agrees to comply with the provisions of the first paragraph of Article 7 A of the Amoco Tax Agreement as if CMS were referenced therein together with the other parties thereto.

      B. All notices shall be given in writing and shall be delivered (i) by hand to the party for which intended, (ii) by registered or certified mail, return receipt requested, postage prepaid, (iii) by telex, or (iv) by facsimile, all of which addressed to the party for which it is intended at the following respective addresses or such other person or address previously furnished in writing by such party in the manner provided herein:

           To CMS or Enterprises:        CMS Energy Corporation
                                         c/o Corporate Tax Department
                                         212 W. Michigan Avenue
                                         Jackson, MI 49201
                                         Telephone:    (517) 788-2965
                                         Facsimile:    (517) 788-0433
                                         Attention:    Theodore J. Vogel
                                                       Director of Corporate
                                                       Taxes and
                                                       Tax Counsel

           To Nomeco, Walter,            CMS Nomeco Oil & Gas Co.
           Walter Holdings or            1 Jackson Square
           Walter Congo:                 Jackson, Michigan 49204
                                         Telephone:    (517)787-9037
                                         Facsimile:    (517)787-6360
                                         Attention:    Paul E. Geiger

      C. The date of service of the notice shall be the date on which notice is received.

 4.   CONTEST

      A. Upon receipt by Nomeco of a written notice from CMS or Enterprises of a claim that an amount may be payable by Nomeco to CMS or Enterprises pursuant to Sections 1.C. or 1.D. hereof (hereafter called a "Claim Notice"), Nomeco may request, in writing, that CMS or Enterprises contest (or use its best efforts to cause Amoco or Amoco's affiliates to contest) the adjustment which resulted in such Claim Notice. CMS shall (and shall use its best efforts to cause Amoco or Amoco's affiliates to) consult in good faith with Nomeco with respect to the prosecution and possible settlement of such contest, including the opportunity to be present at and participate in all conferences with the Internal Revenue Service with respect to the adjustment giving rise to the Claim Notice. In connection with any such contest, CMS shall provide (and use its best efforts to cause Amoco or Amoco's affiliates to provide) Nomeco with copies of all documents, pleadings, briefs and other documents to be submitted to the Internal Revenue Service or any other party sufficiently prior to such submission so as to permit Nomeco and its counsel with an opportunity to comment thereon and shall consider Nomeco's comments in good faith.

      B. Neither CMS nor Enterprises is required to contest (or cause Amoco or Amoco's affiliate to contest) such adjustment until CMS shall have received from Nomeco, at Nomeco's expense, a written opinion of independent tax counsel reasonably satisfactory to CMS to the effect that there is substantial authority in law and fact for contesting such adjustment and Nomeco shall have agreed to pay, and shall pay, CMS on demand all reasonable out-of-pocket costs and expenses which CMS may incur in connection with contesting such adjustment, including without limitation, reasonable fees for attorneys and accountants.

      C. If Nomeco shall have requested CMS to contest (or cause Amoco or Amoco's affiliates to contest) such adjustment as above provided in subsections A or B and shall have duly complied with all the terms of this Section, Nomeco's liabilities for indemnification under this Agreement with respect to such adjustment (but not for the costs and expenses incurred in connection with the contest of such adjustment) shall be deferred until a Final Determination of the liability of CMS or Enterprises has occurred. (For purposes of this Agreement, the term "Final Determination" shall be (x) a decision, judgment, decree or other order has become final (i.e., when all allowable appeals conducted in accordance with this Section have been exhausted by either party to the action) or in any case where judicial review shall at the time be unavailable, a decision, judgment, decree or other order of an administrative, official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., all administrative appeals have been exhausted by either party to the action), (y) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, in accordance with this
           Section 4 or (z) the expiration of the time for instituting a claim for refund, or if such claim were filled, the expiration of the time for instituting suit with respect thereto.) At such time, Nomeco shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest and such amount shall be paid within 30 days after such Final Determination.

           Notwithstanding anything herein to the contrary, neither CMS nor Enterprises (or their representatives or affiliates) shall enter into a closing agreement under Section 7121 of the Code or any other settlement agreement in connection with an administrative or judicial proceeding with respect to any matter for which it is entitled to be indemnified hereunder, unless it first obtains the written consent of Nomeco to such closing agreement or settlement agreement or expressly waives its right to receive indemnification hereunder with respect to such matter. The failure of CMS or Enterprises to obtain the consent described in the preceding sentence shall constitute a waiver by each of CMS and Enterprises of its right to receive indemnification hereunder with respect to such matter.

      D. Upon receipt by CMS of a written notice from Nomeco or its subsidiaries of a claim that an amount may be payable by CMS to Nomeco or its subsidiaries pursuant to Sections 1.A. or 1.B. hereof, CMS shall have rights reciprocal to those of Nomeco described in paragraphs A., B. and C. of this Section 4.

 5.   DEFINITIONS

      All capitalized terms in this Agreement not otherwise defined herein shall have the meanings as set forth in the CMS Tax Agreement.

 6.   SUCCESSORS AND ASSIGNS

      This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. No party to this Agreement shall be relieved of its obligations hereunder, by assignment or otherwise, without the prior written consent of the other parties hereto.

 7.   GOVERNING LAW

      This Agreement shall be governed by the laws of Michigan excluding any choice of law provisions which would require the application of the law of any other jurisdiction.

 8.   FURTHER ASSURANCES

      The parties hereto hereby agree to execute all such further instruments and documents, and to take all such other actions, as may be reasonable and appropriate to further effectuate the intent of this Agreement.

 9.   HEADINGS

      Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of the Agreement for any other purpose.


10.   SEVERABILITY OF PROVISIONS, EFFECTIVENESS

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or un-enforceability of such provision in any other jurisdiction.

11.   EXECUTION IN COUNTERPARTS

      This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

12.   ENTIRE AGREEMENT

      Except for the Amoco Tax Agreement, the CMS Tax Agreement, the Closing Agreements, the Guarantee Agreement and the Agreement for the Allocation of Income Tax Liabilities and Benefits dated as of January 1, 1994 among CMS and its various direct and indirect subsidiaries, including Nomeco (the "Tax Allocation Agreement"), this Agreement represents the entire understanding of the parties with respect to the subject matter hereof. There are no other terms, conditions, representations or warranties, express or implied, written or oral, except as set forth herein or in the Amoco Tax Agreement, the CMS Tax Agreement, the Closing Agreements, the Guarantee Agreement and the Tax Allocation Agreement. In the event of a conflict between the provisions of this Agreement and the Tax Allocation Agreement, the provisions of this Agreement shall control. No amendments, modifications or additions hereto shall be binding unless executed in writing by all of the parties to this Agreement.

IN WITNESS WHEREOF, the parties have negotiated and duly executed this agreement on the day and year first written above.



CMS ENERGY CORPORATION                      CMS NOMECO INTERNATIONAL, INC.
By:_____________________________________    By:________________________________
Name:                                       Name:
Title:                                      Title:


CMS ENTERPRISES COMPANY                     WALTER CONGO HOLDINGS, INC.
By:_____________________________________    By:________________________________
Name:                                       Name:
Title:                                      Title:


CMS NOMECO OIL & GAS CO.                    WALTER INTERNATIONAL CONGO,INC.
By:_____________________________________    By:________________________________
Name:                                       Name:
Title:                                      Title: